Exhibit 4.26

(**1**) **Diginex Limited**

and

(**2**) VB Capital Limited

Introducer Agreement

Introducer Agreement

This Introducer Agreement (the "**Agreement**") is made effective as of 30 June , 2026 (the "**Effective Date**"), by and between Diginex Limited, a company incorporated in Cayman Islands with registered address at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009 Cayman Islands (the **"Company")** and VB Capital Limited with an address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, BVI (the **"Introducer"**). The Company and the Introducer are individually referred to as a "Party" and collectively referred to as the "Parties."

1. Role of the Introducer

1.1 The Introducer agrees to introduce prospective investors (each an **"Investor"**) to the Company for the purpose of raising capital by the Company.

1.2 The Introducer will make the introductions in a professional, ethical, and lawful manner, and will not make any promises or guarantees to the Investor without the Company's prior written consent.

1.3 The Company understands that Introducer is not guaranteeing that a Investment (as defined herein) will be consummated, is not offering to purchase any securities of the Company, and is not obligated to provide any additional services beyond the scope of this Agreement.

1.4 The Company is not at the time of this Agreement a customer, affiliate, or representative of Introducer.

1.5 The Introducer is not providing any recommendation to the Company in connection with any possible Investment.

1.6 The Introducer has not provided any investment banking, advisory, or analytic services to the Company, including underwriting or placement agent services, either as principal or agent, in connection with the offer or sale of any securities of the Company, and Company specifically acknowledges that Introducer will not provide any investment banking, advisory, or analytic services to the Company, including underwriting or placement agent services, either as principal or agent, in connection with the offer or sale of any securities of the Company under this Agreement.

1.7 The Introducer is not and will not be a party to any contract entered into between the Company and any Investor.

1.8 The Introducer will not participate in any way in fulfilling any obligations to any Investor undertaken by the Company, including services relating to the offer or sale of securities, such as: (i) performing any independent analysis of the offer or sale of securities; (ii) engaging in any due diligence activities; (iii) assisting in or providing financing for such purchases; (iv) providing any advice relating to the valuation of or the financial advisability of such an investment; (v) advising or providing information regarding the suitability of any investment for any person; or (vi) handling any funds or securities.

1.9 The Introducer represents that it has requisite power and authority under applicable laws to enter into this Agreement.

2. Compensation

2.1 The Company will compensate the Introducer according to the following fee structure (the "**Fee Structure**"):

a) The Introducer shall receive a fee equal to 5% of the capital received from an Investor (the "Investment") in the Company's ordinary shares which are listed on The Nasdaq Stock Market under symbol "DGNX" ("**Fee Shares**"). The Fee Shares shall be valued at the same valuation used for the Company's ordinary shares in the Transaction.

b) The Introducer will be entitled to Fee Shares from introduced Investors that invest into the Company within six months of being introduced.

c) Fee Shares will be issued within 30 days of receipt of an Investment. The Introducer will have the following registration rights: (i) one demand registration of the sale of the Fee Shares at the Company's expense, and (ii) unlimited "piggyback" registration rights for a period of five (5) years after the closing of the Transaction at the Company's expense.

3. Confidentiality

3.1 The Introducer shall neither during the period of this Agreement or any at any time after its termination, divulge or communicate to any person, company, business entity or other organisation, or use for the Introducer's own purposes or for any purposes other than those of the Company or through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any trade secrets or confidential information relating to the Company. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Introducer.

3.2 For the purposes of this Agreement, "Confidential Information" shall mean any information relating to the Company or the business, prospective business, technical processes, computer software, intellectual property rights or finances of the Company including without limitation details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, which comes into the Introducer's possession and which the Company regards, or could reasonably be expected to regard, as confidential, whether or not such information is reduced to a tangible form or marked in writing as "confidential", and any and all information which has been or may be derived or obtained from any such information.

3.2 Confidential Information shall not include any information, however designated, which:

a) is or becomes known publicly through no fault of the Introducer;

b) is learned by the Introducer from a third party and whom the Introducer believes in good faith is entitled to disclose it;

c) is already known to the Introducer before receipt of such information from the Company; or,

d) is independently developed by the Introducer as shown by the Introducer's written records (provided that the Introducer is no in default of its obligations under this Agreement).

4. Tax and Liabilities

4.1 The Introducer shall be responsible for all taxes or other contributions which may be payable in respect of the Fee Shares payable under this Agreement. The Introducer agrees to indemnify the Company forthwith on demand by the Company in respect of any demands that may be made by the relevant authorities in respect of such tax or other contributions, and any costs, claims, penalties, interest, expenses or proceedings arising out of or in connection with such taxes or contributions. If any payment under this clause

4 is subject to tax, the Company may demand in writing from the Introducer such amount (after taking into account any tax payable in respect of such amount) as will ensure that the Company receives and retains a net sum equal to the sum it would have received and retained had the payment not been subject to tax.

4.2 The Introducer shall have personal liability for and shall indemnify the Company for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from any breach by the Introducer, or any substitute engaged by the Introducer, of the terms of this Agreement.

5. Term and Termination

5.1 This Agreement will start on the Effective Date and continue until terminated by written notice delivered by either Party. Termination will be with immediate effect upon delivery of written notice of termination.

5.2 Upon termination of this Agreement, the Company shall pay the Introducer Fee Shares and expenses due and payable up to the date of termination.

6. Governing Law and Jurisdiction

6.1 The terms of this Agreement shall be governed by law of the Cayman Islands and both the Introducer and the Company submits to the exclusive jurisdiction of the courts situated in the Cayman Islands.

7. Entire Agreement

7.1 This Agreement constitutes the entire understanding between the Parties and supersedes any prior understandings or agreements, oral or written, relating to the subject matter of this Agreement.

8. Counterparts.

8.1 This Agreement may be executed in any number of counterparts, including by facsimile, pdf or other electronic document transmission, each of which shall be an original, but all of which together shall constitute one instrument.

SIGNED for and on behalf of the Parties by their duly authorized representatives:

DIGINEX LIMITED

Signature: ______________________________

Diginex Limited: Miles Pelham, Chairman

INTRODUCER

Signature: ______________________________

VB Capital Limited : [redacted]